EXHIBIT 5.1
July 14, 2011
Brown Shoe Company Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105
Ladies and Gentlemen:
We have acted as special counsel to (i) Brown Shoe Company, Inc., a New York corporation (the “Company”), (ii) Brown Shoe International Corp., a Delaware corporation (“Brown International”), (iii) Sidney Rich Associates, Inc., a Missouri corporation (“Sidney Rich”), (iv) Buster Brown & Co., a Missouri corporation (“Buster Brown”), (v) Bennett Footwear Group LLC, a Delaware limited liability company (“Bennett”), (vi) Shoes.com, Inc., a Delaware corporation (“Shoes.com”), (vii) Edelman Shoe, Inc., a Delaware corporation (“Edelman”), (viii) American Sporting Goods Corporation, a Delaware corporation (“ASG”) and (ix) The Basketball Marketing Company, Inc., a Delaware corporation (“TBMC”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company and the Guarantors (as defined below) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Company (the “Exchange Offer”) to exchange $200,000,000 aggregate principal amount of the Company’s 7 1/8% Senior Notes due 2019 (the “Exchange Notes”) for $200,000,000 aggregate principal amount of the Company’s 7 1/8% Senior Notes due 2019 (the “Original Notes”), together with the guarantee thereof by the Guarantors (as defined below) under the Indenture, dated as of May 11, 2011 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of May 11, 2011 (the “Registration Rights Agreement”), by and among the Company, the Guarantors, and the Initial Purchasers (as defined therein). The Company and Brown Shoe Company of Canada Ltd, a Canadian corporation “Brown Canada”, Brown Group Retail, Inc., a Pennsylvania corporation (“Brown Retail”), Brown International, Brown Retail, Sidney Rich, Buster Brown, Bennet, Shoes.com, Edelman, ASG and TBMC, together the “Guarantors are hereinafter referred to collectively as the “Note Parties” and each as a “Note Party.” All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.
In connection herewith, we have examined:
(1)	an executed copy of the Indenture, including the Guarantees of the Original Notes (each, a “Original Note Guarantee”) and the Guarantees of the Exchange Notes (each, an “Exchange Note Guarantee”) provided for therein;

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(2)	an executed copy of the Original Notes;

(3)	an executed copy of the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of May 11, 2011, among the Company, the Guarantors and the Initial Purchasers;

(4)	the form of the Exchange Notes (the “Exchange Notes”);

(5)	the certificate of incorporation or formation of each Note Party (other than Brown Canada and Brown Retail), as certified by the Secretary of State of the State of New York, the Secretary of State of the State of Missouri and the Secretary of State of the State of Delaware, as applicable (each, a “Charter”); and

(6)	the bylaws or operating agreement of each Note Party (other than Brown Canada and Brown Retail), each as in effect on the date hereof and as certified by the Secretary or Assistant Secretary of such Note Party, as applicable (together with the Charter of each Note Party (other than Brown Canada and Brown Retail), the “Organizational Documents”).
The documents referenced as items (1) through (4) above are collectively referred to herein as the “Transaction Documents.”
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate or analogous records, agreements and instruments of the Note Parties (other than Brown Canada and Brown Retail), certificates of public officials and officers of the Note Parties, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents and certificates and statements of appropriate representatives of the Note Parties.
In connection herewith, we have assumed that, other than with respect to the Note Parties, all of the Transaction Documents have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such Transaction Documents, all of the signatories to such Transaction Documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such Transaction Documents.
We have assumed, with your permission, that each of the Guarantors organized under the laws of Pennsylvania or Canada (i) has been duly organized and remains subsisting in good standing under the laws in its relevant jurisdiction, (ii) the execution and delivery by such Guarantor of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder are within its corporate power and have been duly authorized by all necessary corporate action on its part, (iii) each of the Transaction Documents to which such Guarantor is a party has been duly executed and delivered by it, (iv) the execution and delivery by such Guarantor of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder do not result in any violation by such Guarantor of the provisions of its certificate of incorporation, by-laws or other organizational documents, and with respect to the Guarantor

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organized under the laws of Canada, (v) no consent, approval, authorization or other action by, and no notice to or filing with, any governmental authority is required for the due execution, delivery and performance by such Guarantor of its obligations under the Transaction Documents to which it is a party, except for such consents, approvals, filings or registrations that have been obtained or made on or prior to the date hereof and are in full force and effect, and (vi) the execution and delivery by such Guarantor of the Transaction Documents to which it is a party and the performance by such Guarantor of its obligations thereunder do not result in (x) any violation by such Guarantor of any applicable law, (y) any order, writ, judgment or decree of any governmental authority having jurisdiction over such Guarantor or any of its material properties, or (z) a breach or default or require the creation or imposition of any security interest or lien upon such Guarantor’s properties. We understand that you are receiving opinion letters as to the validity and binding nature of the Transaction Documents under Pennsylvania and Canadian law from (a) Cozen O’Connor P.C., special counsel to Brown Retail and (b) McMillan LLP, special counsel to Brown Canada, respectively, of even date herewith and which are being filed as Exhibits 5.2 and 5.3 to the Registration Statement.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) have become duly executed by the Company and authenticated and delivered by the Trustee and issued in exchange for the Original Notes in accordance with the provisions of the Indenture upon consummation of and otherwise in accordance with the Exchange Offer, (a) the Exchange Notes will constitute valid and binding obligations of the Company and (b) each Guarantee (other than Brown Canada and Brown Retail) provided for in the Indenture will constitute a valid and binding obligation of the Guarantor that is a party thereto.
In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:
     (a) Our opinions herein reflect only the application of (i) applicable New York State law (excluding the securities and blue sky laws of such State, as to which we express no opinion), (ii) the federal laws of the United States, (iii) to the extent required by the foregoing opinions, the Delaware General Corporate Law and the Delaware Limited Liability Company Act, and (iv) to the extent required by the foregoing opinions, applicable Missouri State law (excluding, in each instance, the securities and blue sky laws of such State, as to which we express no opinion). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
     (b) The enforceability of the Transaction Documents may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the qualification that certain other provisions of the Transaction Documents may be further limited or

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rendered unenforceable by applicable law, but the inclusion of such provisions does not affect the validity as against any Note Party of the Transaction Documents to which it is a party as a whole or, subject to the other assumptions, comments, qualifications, limitations and exceptions stated herein, make the remedies afforded to the Initial Purchasers or the Trustee by the Transaction Documents legally inadequate for the practical realization of the principal benefits purported to be provided thereby. We note that (i) with respect to the laws of the Commonwealth of Pennsylvania, you have obtained the opinion of Cozen O’Connor P.C., special counsel to Brown Retail in such jurisdiction, and (ii) with respect to the laws of Canada and the Province of Ontario, you have obtained the opinion of McMillan LLP, special counsel to Brown Canada.
     (c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.
     (d) We express no opinion as to:
          (i) the enforceability of any provision in any of the Transaction Documents purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Note Parties or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (G) govern choice of law or conflicts of law, or (H) provide for or grant a power of attorney;
          (ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Transaction Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights, (B) rights of set-off, (C) any provisions purporting to provide to the Initial Purchasers, Trustee or holders of the Notes the right to receive costs and expenses beyond those reasonably incurred by them or (D) provisions in the Transaction Documents whose terms are left open for later resolution by the parties;
          (iii) the existence or sufficiency of any Note Party’s rights in or title to its assets; or
          (iv) whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes. We call to your attention that the enforceability of the Note Guarantee may be limited by Article XI, Section 7 of the Constitution of the State of Missouri. In particular, as against a Missouri corporation, enforceability of a guarantee may be subject to attack on state constitutional grounds. The Constitution of the State of Missouri, Article XI, Section 7,

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prohibits Missouri corporations from issuing stocks, bonds or other obligations for the payment of money except for money paid, labor done or property actually received, and voids issuances in violation thereof. While the issue is not free from doubt, it is our best judgment that a court applying Missouri law would hold that enforceability of the Note Guarantee may not be challenged on these grounds.
We have relied upon (i) with respect to certain matters under the laws of the Commonwealth of Pennsylvania, including the due authorization, execution and delivery of the Transaction Documents by Brown Retail, the opinion of Cozen O’Connor P.C., special counsel to Brown Retail in such jurisdiction, dated as of July 14, 2011, and (ii) with respect to the laws of Canada and the Province of Ontario, including the due authorization, execution and delivery of the Transaction Documents by Brown Canada, the opinion of McMillan L.L.P., special counsel to Brown Canada, dated as of July 14, 2011, and with your permission we have assumed the accuracy of such opinions, without independent inquiry.
We do not render any opinions except as set forth above. This opinion letter is being delivered by us solely for your benefit pursuant to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Bryan Cave LLP